exhibit a(4)

              FORM OF AMENDMENT TO EXHIBIT A AND EXHIBIT B OF THE
                   AMENDED AND RESTATED DECLARATION OF TRUST

                                                                      Exhibit A
                     AMENDED AND RESTATED ESTABLISHMENT AND
                       DESIGNATION OF SERIES OF SHARES OF
                              BENEFICIAL INTEREST

     The Trustees of the Trust, acting pursuant to the Trust's Declaration, have established and designated the series (each, a "Fund") of Shares of Beneficial Interest listed below. This Establishment and Designation of Shares of Beneficial Interest is being Amended and Restated to change the name of one of one of the series of the Trust. The Funds are as follows:

     Citi Institutional Money Reserves;
     Salomon Brothers Aggressive Growth Fund (formerly Salomon Brothers Emerging Growth Fund); and
     Salomon Brothers All Cap Growth Fund.

     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Fund. Each Share of each Fund shall be redeemable as provided in the Declaration. Subject to differences among classes, each Share of each Fund shall be entitled to vote on matters on which Shares of the Fund shall be entitled to vote as provided in Section 6.8 of the Trust's Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the Fund upon liquidation of the Fund, all as provided in Section 6.9 of the Declaration. The proceeds of sales of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

     3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to the Fund as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act or any successor rule, and the Declaration.

     4. The assets and liabilities of the Trust shall be allocated among each Fund and any series of the Trust designated in the future as set forth in
Section 6.9 of the Declaration.

     5. Subject to the provisions of Section 6.9 and Article IX of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund, or otherwise to change the special and relative rights of each Fund.

     6. Any Fund may be terminated by the Trustees at any time by written notice to the Shareholders of the Fund.

                                                                     Exhibit B
                             AMENDED AND RESTATED
                         ESTABLISHMENT AND DESIGNATION
                                  OF CLASSES

     Pursuant to Section 6.10 of the Declaration, the Trustees have divided the Shares of each series of the Trust to create the classes of Shares, within the meaning of Section 6.10, listed below. This Establishment and Designation of Classes is being Amended and Restated in order to redesignate the Class 2 shares of certain series as Class C shares.

     1. The class of Shares of Citi Institutional Money Reserves is designated Class A Shares.

     The classes of Shares of Salomon Brothers Aggressive Growth Fund and Salomon Brothers All Cap Growth Fund are designated "Class A Shares," "Class B Shares," "Class C Shares," "Class O Shares" and "Class Y Shares."

     2. Shares of each class are entitled to all the rights and preferences accorded to Shares under the Declaration.

     3. For Shares of each class, the purchase price, the method of determination of the net asset value, the price, the terms and manner of redemption, any conversion feature, the relative dividend rights of holders thereof, and any other rights, privileges, features or qualifications, shall be as determined from time to time by the Trustees of the Trust in accordance with the Declaration as set forth in the current prospectus and statement of additional information of the Trust or any series thereof relating to the class, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended.

     4. A class of Shares of any series of the Trust may be terminated by the Trustees at any time by written notice to the Shareholders of the class.